Owens & Minor Selects Kenny Gardner to Join Board of Directors
DaVita Inc. officer joins as part of multi-year director succession process

Owens & Minor Selects Kenny Gardner to Join Board of Directors
RICHMOND, VA – February 24, 2022 – Owens & Minor, Inc. (NYSE: OMI), a leading global healthcare solutions company, today announced the selection of Kenny Gardner, Chief People Officer at DaVita, Inc., to its Board of Directors effective March 1, 2022.

“Kenny is a welcome addition to the Board for both his deep healthcare expertise and his track record of both people and business management leadership,” said Mark A. Beck, Chair of the Board. “His range of perspective as a transformative business leader will provide invaluable insight in support of Owens & Minor’s continued success.”

Gardner, 41, is a multi-disciplined executive with experience as a business leader with a very well-rounded background, who advanced as a senior executive within the healthcare space, both as a general manager and now as a human resources executive. Currently serving as the Chief People Officer for DaVita, he lends nearly 20 years of experience developing process innovation, transformation, and talent strategies. He also prioritizes the people side of businesses and possesses a strong ability to build corporate cultures and develop teams.

Gardner joined the kidney care company in 2011 and has held his current role since 2020, where he oversees DaVita’s People Services function with accountability for delivering benefits, compensation, career architecture and diversity and belonging initiatives to its more than 65,000 teammates in 11 countries. In response to the COVID-19 pandemic, he developed and executed strategies to support the needs of 50,000 frontline caregivers. He also initiated DaVita’s first Week of Belonging initiative to engage teammates across the globe and has increased diversity representation across nearly all leadership levels.

“Kenny brings unique skillsets that will benefit both Owens & Minor’s approach to teammate success and industry innovation,” said Owens & Minor President and CEO Edward A. Pesicka. “As our teammates’ and customers’ needs change, and the healthcare industry as a whole continues to evolve, I’m certain the contributions of our Board of Directors will further position Owens & Minor to fulfill our Mission of Empowering Our Customers to Advance Healthcare today and long into the future.”

Gardner was selected to the Board as part of a multi-year succession planning process and he will be nominated for re-election at the Company’s upcoming 2022 annual meeting of shareholders to be held April 29, 2022.

About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company that incorporates product manufacturing, distribution support and innovative technology services to deliver significant and sustained value across the breadth of the industry – from acute care to patients in their home. Aligned to its Mission of Empowering Our Customers to Advance Healthcare™, more than 15,000 global teammates serve over 4,000 healthcare industry customers. A vertically-integrated, predominantly Americas-based footprint enables Owens & Minor to reliably supply its self-manufactured surgical and PPE products. This seamless value chain integrates with a portfolio of products representing 1,200 branded suppliers. Operating continuously since 1882 from its headquarters in Richmond, Virginia, Owens & Minor has grown into a FORTUNE 500 company with operations located across North America, Asia, Europe and Latin America. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

Alex Jost, CPA
Director, Investor Relations
Investor.Relations@owens-minor.com

GM-Media@owens-minor.com